Exhibit (j)

KPMG LLP	Telephone	617 988 1000
99 High Street	Fax	617 507 8321
Boston, MA 02110-2371	Internet	www.us.kpmg.com
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of
U.S. Global Investors Funds:
We consent to the reference to our firm under the heading “Independent Registered Public Accountants and Legal Counsel” in the Statement of Additional Information and under the heading “Financial Highlights” in the Prospectus.
Boston, Massachusetts
December 23, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative